First Defined Portfolio Fund, LLC

                          Amended and Restated

               Establishment and Designation of Series of

                          Membership Interests

Whereas, pursuant to Section 4.2 of the Limited Liability Company Agreement dated as of January 8, 1999 (the "Agreement"), of First
Defined Portfolio Fund, LLC, a Delaware limited liability company (the "Company"), the Sole Trustee of the Company, on the 18th day of June, 1999, established and designated twelve series of Membership Interests
(as defined in the Agreement) each a "Fund" to have the special and relative rights described in such Establishment and Designation of Series;

Whereas, the Trustees of the Company now desire to amend and restate such Establishment and Designation of Series in order to eliminate two series that were established and designated and with respect to which no Membership Interests are issued and outstanding. The Funds eliminated are The Dow (sm) Target 10 Portfolio and the Target Small Cap Portfolio;

Whereas, the Trustees of the Company further desire to amend and restate such Establishment and Designation of Series in order to establish and designate an additional series to be named The Dow (sm) DART 10 Portfolio and to modify the names of certain Funds; and

Now therefore, the Trustees of the Company, this 20th day of September 1999, hereby amend and restate the Establishment and Designation of Series as follows:

           1. The Dow (sm) Target 10 Portfolio and the Target Small Cap Portfolio, of which no Membership Interests have been issued, are no longer established and designated as series of the Company;

           2. The Dow (sm) DART 10 Portfolio is established and designated as a series of the Company; and

           3. The Company consists of the following eleven series of Membership Interests that have been established and designated by the Board of Trustees:

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The Dow (sm) Target 5 Portfolio
The Dow (sm) DART 10 Portfolio
Global Target 15 Portfolio
S&P Target 10 Portfolio
NASDAQ Target 15 Portfolio
First Trust 10 Uncommon Values Portfolio
First Trust Energy Portfolio
First Trust Financial Services Portfolio
First Trust Pharmaceutical Portfolio
First Trust Technology Portfolio
First Trust Internet Portfolio

     2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time approved by the Trustees and thereafter described in the Company's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Membership Interests of such Funds. Each Membership Interest of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which the Member, in its capacity as the holder of the Membership Interests of that Fund, may vote in accordance with the Agreement, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in the Agreement, including, without limitation, Article IV, Sections
4.2 and 4.5 thereof. The proceeds of the sale of Membership Interests of each Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

     3. The Member, in its capacity as the holder of the Membership Interests of each Fund, shall vote Membership Interests of each Fund separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in, Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended (the "1940 Act"), or any successor rules, and by the Agreement.

     4. The assets and liabilities of the Company shall be allocated among each Fund and any other series of Membership Interests that may be established from time to time as set forth in Article IV, Section 4.5 of the Agreement.

     5. The designation of each Fund hereby shall not impair the power of the Board of Trustees from time to time to designate additional series of Membership Interests of the Company, including those that may be senior to existing series.

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     6.  Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 4.2 and 4.5 of the Agreement, the Board of Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of each Fund designated hereby without any action or consent of the Member.

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In Witness Whereof, the undersigned, being the Trustees of the Company, has executed this instrument as of this 20th day of September, 1999.

/s/  Robert J. Bartel                              /s/  James A. Bowen
______________________                             ____________________
       Robert J. Bartel                               James A. Bowen
       Trustee                                        Trustee

/s/  Richard E. Erickson                           /s/  Patrick M. Fitzgerald
______________________                             __________________________
      Richard E. Erickson                             Patrick M. Fitzgerald
      Trustee                                         Trustee

                                                   /s/  Niel B. Nielson
                                                  __________________________
                                                        Niel B. Nielson
                                                        Trustee

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